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                                                                  Exhibit 10.87


                                 MANAGEMENT AGREEMENT


      THIS MANAGEMENT AGREEMENT (the "Agreement"), effective as of the 1st day of July, 1999, is entered into by and between SANTA FE GAMING
CORPORATION, a Nevada corporation ("SGC"), and SANTA FE HOTEL INC., a Nevada corporation ("SFHI")

      WHEREAS, SFHI owns and operates a casino-hotel resort situated in Las Vegas, Nevada; and

      WHEREAS, SFHI may, from time to time, engage in certain other business operations which are related to, or an adjunct to, its casino-hotel operations; and

      WHEREAS, SGC and its management are experienced in corporate administration and in developing, directing, managing, and supervising casino-hotel resort operations, including services ancillary thereto; and

      WHEREAS, SGC has historically provided management services to SFHI, and SFHI has compensated SGC for those services; and

      WHEREAS, SFHI desires to formalize the terms under which SGC will continue to render management services to SFHI, as more fully described hereinbelow; and

      WHEREAS, SGC desires to continue to render management services to SFHI, on the terms and for the consideration described hereinbelow; and

      WHEREAS, SFHI will utilize in its operations certain valuable and unique trademarks, service marks, trade names, and logos which are the exclusive property of SGC, for which it desires to compensate SGC as described hereinbelow;

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      NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein and intending to be legally bound hereby, SGC and SFHI agree as follows:

1.    MANAGEMENT SERVICES TO BE FURNISHED.

      1.1 SFHI hereby engages SGC to render the following management services (referred to collectively hereinafter as the "Management Services"):

             a. Executive services, including review and evaluation of SFHI's results of operations and development of appropriate strategies, programs, and long-range plans designed to improve such results;

             b. Financial services, including financial planning; development of policies for preparation and supervision of budgets, review and evaluation of budget preparation, and budget supervision; development of standards and procedures for internal audits, and supervision and review and evaluation of internal studies; development of policies, standards, and procedures for accounting, and supervision and review and evaluation of all accounting work; retention and evaluation of independent auditors; investment of cash, securities, and other funds not presently utilized in operations; development and implementation of capital financing plans, including retention of investment bankers, evaluation and implementation of proposals to raise capital through public or private offerings of securities and through banks or other institutional lenders and development and implementation of proposals to refinance, redeem, or otherwise reconstitute existing indebtedness;

             c. Data processing services, including development of policies, standards, and procedures governing data processing operations, creation, and acquisition of software programs, supervision of all software and hardware acquisitions, and review and evaluation of all data processing systems and operations;

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             d.      Legal services, including  retention, and evaluation of
outside legal counsel, consultation and assistance with respect to all legal and regulatory matters, and supervision and evaluation of all legal matters;

             e. Marketing services, including development and supervision of marketing, advertising, and public relations programs;

             f. Tax planning and compliance services, including federal and state tax return preparation and review, and tax planning and consultation as required;

             g. Site selection services, including evaluation and consultation on the selection of prospective sites for new projects and negotiations of real property acquisitions; and

             h. Administrative services, including supervision of personnel matters, development and implementation of appropriate employee benefit plans; evaluation and acquisition, on behalf of SFHI, of insurance policies and establishment of standards and policies related to all insurance and insurance-related matters; development of standards and policies related to safety programs and supervision of such programs; and such other administrative services as may be agreed to by the parties.

      1.2 Any Management Services to be performed for SFHI hereunder may be performed, at SGC's sole discretion, by any subsidiary of SGC.

      1.3 The services to be performed pursuant to this Agreement may be modified, increased, or decreased by an amendment to this Agreement, executed in accordance with Section 5.1 hereof.

      1.4 Except to the extent that reimbursement to SGC shall be required pursuant to Section

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3.2 hereof, SGC shall bear the cost of acquisition and maintenance of such capital equipment as may be necessary to perform the Management Services.
SGC shall also bear the expense of all salaries, bonuses, and other compensation to be paid to such personnel as may be engaged to render the Management Services. All such persons shall be deemed to be officers, employees, agents, or contractors of SGC, and SFHI shall not be responsible in any manner for their compensation or for withholding of federal or state income taxes in connection with their employment or engagement. To the extent that any such persons must be licensed or approved by the gaming authorities in the State of Nevada in order to perform the Management Services, SFHI shall bear the expense of obtaining such regulatory approvals, and SGC shall cooperate fully in order to obtain all necessary regulatory approvals.

      1.5 SGC shall, to the extent feasible, perform the Management Services at its facilities situated in the State of Nevada. Upon the request of SGC, SFHI shall make available its officers, employees, books and records as may be necessary for SGC to perform the Management Services. To the extent practicable, such persons and documents shall be made available to SGC at its facilities in the State of Nevada.

2. LICENSE OF TRADEMARKS, ETC. SGC hereby grants to SFHI a nonexclusive license (the "License") to use each of SGC's trademarks, service marks, trade names, and logos in the operation of SFHI's business. SGC shall have the right to control the nature and quality of the goods and services in connection with which said trademarks, service marks, trade names, and logos are used. Such use by SFHI shall inure to the benefit of SGC.

3. CONSIDERATION. In consideration of SGC's furnishing the Management Services and granting the License, SFHI shall pay to SGC a management fee (the "Management Fee") as

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provided in this Section 3.1, and shall reimburse SGC for expenses as provided in Section 3.2. The Management Fee shall include a fixed payment per month of One Hundred Twenty Thousand Dollars ($120,000) commencing upon the effective date of this Agreement (the "Base Fee"), and a variable payment per month equal to 2% of gross revenues of SFHI for the preceding month; ( the "Variable Fee"), provided SFHI's EBITDA (earnings before interest, taxes, depreciation, amortization, rent and the Management Fee) for the twelve months ending on the last day of the relevant month is in excess of $20.0 million; provided that in no event will the aggregate amount of the Variable Fee payable under the Agreement exceed One Million Five Hundred Thousand Dollars ($1,500,000) for a twelve consecutive month period. The Base Fee and Variable Fee shall be paid on a monthly basis, not later than ten (10) days after the end of each month during the term of this Agreement. The aggregate Variable Fee for any fiscal year shall be adjusted, based on audit, as may be appropriate, for any underpayments or overpayments of the Variable Fees during the relevant fiscal year. If, based on audit, it is determined that an additional amount of Variable Fee is payable with respect to any fiscal year, SFHI will pay to SFG the additional amount within 10 days of the date of determination. If, based on audit, it is determined that an overpayment of Variable Fees has been made with respect to any fiscal year, the amount overpaid will be offset against Management Fees otherwise payable
in succeeding month(s) until the overpayment is offset in full.   At the
option of SFHI, SFHI may make prepayments of the Base Fee and/or Variable Fee to SGC, subject to subsequent adjustment. The Base Fee and the Variable Fee shall hereinafter be collectively referred to herein as the "Management Fee."

      3.2 In addition to the Management Fee, SGC shall be entitled to be reimbursed by SFHI for all out-of-pocket expenses incurred in connection with rendering the Management Services.

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However, such out-of-pocket expenses shall not include payments of salaries, bonuses, or other compensation to personnel or the cost of acquisition and maintenance of capital equipment, which expenses and costs shall be borne by SGC in accordance with Section 1.4 hereof; provided, however, that to the extent SGC (or any subsidiary of SGC) shall make available to SFHI its corporate computer hardware or software, SFHI shall be obligated to reimburse SGC for the portion of its total costs, both direct and indirect, associated with such equipment and software which are allocable to such use by or for the benefit of SFHI. All reimbursements pursuant to this Section
3.2 shall be made quarterly, at the same time as the Management Fee shall be paid.

4. TERM. This Agreement shall continue in effect unless and until terminated by either party upon not less than ninety (90) days' written notice to the other party.

5.    AMENDMENTS.

      5.1. This Agreement may be amended by an instrument in writing, approved by the Board of Directors of SGC or an appropriate committee thereof, and SFHI or an appropriate committee thereof, and executed by the Chief Executive Officer or Chief Financial Officer of each of the parties.

6.    MISCELLANEOUS PROVISIONS.

      6.1 ASSIGNMENT. This Agreement may not be assigned by either party without the express written consent of the other party. SGC agrees that, so long as this Agreement shall remain in effect, it shall not enter into any merger, consolidation, or reorganization unless the entity surviving such transaction shall agree to be bound by this Agreement.

      6.2 NOTICES. Any and all notices or other communications required or permitted by this Agreement shall be effected by personal delivery in writing of such notice or, if by mail, five (5)

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days after such notice has been placed in the United States mail, postage prepaid, properly addressed as follows:

                                     To SGC at:

                               4949 North Rancho Drive
                               Las Vegas, Nevada 89130

                                      To SFHI:

                               4949 North Rancho Drive
                               Las Vegas, Nevada 89130

      6.3 GOVERNING LAW. This Agreement and its enforcement shall be governed by the laws of the State of Nevada as the same are applied to contracts executed or to be performed within such State.

      6.4 SEVERABILITY. In case any provision contained in this Agreement shall be held to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of all remaining provisions shall not be in any way affected or impaired thereby.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in their respective corporate names by an officer duly authorized, all as of the date first above written.

                              SANTA FE GAMING CORPORATION,
                              a Nevada corporation

                              By: Paul W.  Lowden
                                  ---------------
                              Its: President, CEO


                              SANTA FE HOTEL, INC.
                              a Nevada corporation

                              By: Thomas K.  Land
                                  ---------------
                              Its: Senior Vice President/Chief Financial Officer

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